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                                                                   EXHIBIT 15(F)

                                PLEDGE AGREEMENT

        This PLEDGE AGREEMENT (this "Agreement"), dated as of October 12, 2001, is made by JAKKS PACIFIC, INC., a Delaware corporation, FLYING COLORS TOYS, INC., a Michigan corporation, ROAD CHAMPS, INC., a Delaware corporation, JAKKS ACQUISITION CORP., a Delaware corporation ("JAC") and PENTECH INTERNATIONAL INC., a Delaware corporation (each a "Grantor" and collectively, "Grantors"), jointly and severally, in favor of BANK OF AMERICA, N.A., as Administrative Agent under the Loan Agreement hereafter referred to, the Lenders therein named and in favor of each of the Lenders which may hereafter become a party thereto collectively as Secured Party, with reference to the following facts:

                                    RECITALS

        A. Grantors (other than JAC) have entered into a Loan Agreement of even date herewith among Grantors, the Lenders referred to therein, and Bank of America, N.A., as Administrative Agent (as it may from time to time be amended, restated, extended, renewed, modified or supplemented, the "Loan Agreement"). JAC is a guarantor under the Guaranty (as defined in the Loan Agreement referenced below.) This Agreement is the Pledge Agreement referred to in the Loan Agreement and is one of the "Loan Documents" referred to in the Loan Agreement.

        B. Pursuant to the Loan Documents of even date the Lenders are making certain credit facilities available to Grantors (other than JAC).

        C. As a condition of the availability of such credit facilities, Grantors are required to enter into this Agreement to pledge certain Pledged Collateral to Secured Party as herein provided.

                                    AGREEMENT

        NOW, THEREFORE, in order to induce the Lenders to extend credit facilities to Grantors under the Loan Agreement, and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, Grantors hereby jointly and severally represent, warrant, covenant, agree, and pledge as follows:

        1. Definitions. Terms defined in the Loan Agreement and not otherwise defined in this Agreement shall have the meanings given those terms in the Loan Agreement as though set forth herein in full. The following terms shall have the meanings respectively set forth after each:

                "Certificates" means all certificates, instruments or other documents now or hereafter representing or evidencing any Pledged Securities.

                "Distributions" means dividends, distributions, redemption payments, liquidation payments, and all rights to any of the foregoing.

                "Issuer" means any issuer of any Pledged Securities.


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                "Pledged Collateral" means any and all property of Grantors, or any of them, now or hereafter pledged and delivered to Secured Party pursuant to this Agreement, and includes without limitation (a) the Pledged Securities, and any Certificates or other written evidences representing such equity interests and any interest of Grantors, or any of them, in the entries on the books of any securities intermediary or financial intermediary pertaining thereto, (b) all proceeds and products of any of the foregoing, and (c) any and all collections, Distributions, interest or premiums with respect to any of the foregoing.

                "Pledged Securities" means:

                        (a) any and all shares of capital stock or member or
                other equity interests in each of the Domestic Subsidiaries listed on Schedule I hereto (each a "Designated Domestic Subsidiary" and collectively, the "Designated Domestic Subsidiaries"), (b) sixty-five percent (65%) of the capital stock or member or other equity interests in each of the Foreign Subsidiaries listed on Schedule I hereto (each a "Designated Foreign Subsidiary" and collectively, the "Designated Foreign Subsidiaries"), (c) any and all securities now or hereafter issued in substitution, exchange or replacement for any of the foregoing shares, or with respect thereto and (d) any and all warrants, options or other rights to subscribe to or acquire any additional capital stock or member or other equity interests in any Designated Domestic Subsidiary or Designated Foreign Subsidiary (except that in no event shall more than sixty-five percent (65%) of the capital stock or member or other equity interest of any Designated Foreign Subsidiary be pledged to Secured Party hereunder).

                "Secured Party" means the Administrative Agent (acting as the Administrative Agent and/or on behalf of the Lenders), and the Lenders, and each of them, and any one or more of them. Subject to the terms hereof and of the Loan Agreement, any right, remedy, privilege or power of Secured Party may be exercised by the Administrative Agent, or by the Requisite Lenders, or by any Lender acting with the consent of the Requisite Lenders.

2. Incorporation of Representations, Warranties, Covenants and Other Provisions of Loan Documents. This Agreement is one of the Loan Documents referred to in the Loan Agreement. All representations, warranties, affirmative and negative covenants and other provisions contained in any Loan Document that are applicable to Loan Documents generally are fully applicable to this Agreement and are incorporated herein by this reference as though set forth herein in full. In addition, Grantors, and each of them, hereby represent and warrant to Secured Party as follows:

(a) Grantors have good and marketable title to the Pledged Collateral in which Grantors are purporting to grant a security interest to Administrative Agent on behalf of Secured Party, and the Pledged Collateral is not subject to any Lien other than Permitted Encumbrances and other encumbrances permitted pursuant to the Loan Agreement;

(b) Grantors have the right and power to pledge the Pledged Collateral owned by Grantors to Administrative Agent on behalf of Secured Party without the consent, approval or authorization of, or notice to, any Person (other than such consents, approvals, authorization or notices which have been obtained or given prior to the date hereof) and such pledge constitutes the valid, binding and enforceable obligation of Grantors, and each of them,


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enforceable against Grantors, and each of them, in accordance with the terms hereof and the other Loan Documents, except as enforcement may be limited by Debtor Relief Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion;

(3) Upon delivery to Administrative Agent of the Pledged Collateral referred to in this Agreement, Administrative Agent will have a first priority perfected security interest in the Pledged Collateral securing the Obligations;

(4) All shares of capital stock or member or other equity interest that constitute a portion of the Pledged Collateral are duly authorized, validly issued in accordance with all applicable Laws, fully paid and non-assessable, and represent one hundred percent (100%) of the issued and outstanding shares of common stock or member or other equity interest of each of the Designated Domestic Subsidiaries and sixty-five percent (65%) of the issued and outstanding shares of common stock or member or other equity interest of each of the Designated Foreign Subsidiaries.

3. Creation of Security Interest.

3.1 Pledge of Pledged Collateral. Grantors hereby jointly and severally pledge to Administrative Agent on behalf of Secured Party and grant to Administrative Agent on behalf of Secured Party a security interest in and to all Pledged Collateral for the benefit of Secured Party, together with all products, proceeds, Distributions, Cash, instruments and other Property, and any and all rights, titles, interests, privileges, benefits and preferences appertaining or incidental to the Pledged Collateral (provided that in no event shall more than sixty-five percent (65%) of the capital stock or member or other equity interest of any Designated Foreign Subsidiary be pledged to Secured Party hereunder). The security interest and pledge created by this Section 3.1 shall continue in effect so long as any Obligation is owed to Secured Party or any commitment to extend credit to Grantors under the Loan Documents remains outstanding from the Lenders.

3.2 Delivery of Certain Pledged Collateral. On or before the Closing Date, Grantors shall cause to be pledged and delivered to Administrative Agent for the benefit of Secured Party the Certificates evidencing the capital stock listed on
Schedule I hereto. Following the Closing Date, additional Pledged Collateral may from time to time be delivered to Administrative Agent for the benefit of Secured Party by agreement between Secured Party and Grantors. All Certificates at any time delivered to Administrative Agent for the benefit of Secured Party shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Secured Party. Administrative Agent shall hold all Certificates pledged hereunder pursuant to this Agreement unless and until released in accordance with Section 3.3 of this Agreement.

3.3 Release of Pledged Collateral. Pledged Collateral that is required to be released from the pledge and security interest created by this Agreement in order to permit Grantors to consummate any disposition of stock or assets, merger, consolidation, amalgamation, acquisition, or dividend payment or distribution that Grantors are entitled to consummate pursuant to the Loan Documents, if any, shall be so released by Administrative Agent at such times and to the extent necessary to permit Grantors to consummate such permitted transactions promptly following


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Administrative Agent's receipt of written request therefor by Grantors specifying the purpose for which release is requested and such further certificates or other documents as Administrative Agent on behalf of Secured Party reasonably shall request in its discretion to confirm that Grantors are permitted to consummate such permitted transaction and to confirm Secured Party's replacement Lien on appropriate collateral (unless replacement collateral is not required pursuant to the Loan Documents). Any request for any permitted release shall be transmitted to Administrative Agent on behalf of Secured Party. Administrative Agent, at the expense of Grantors, promptly shall redeliver all Certificates and shall execute and deliver to Grantors all documents requested by Grantors that are reasonably necessary to release Pledged Collateral of record whenever Grantors shall be entitled to the release thereof in accordance with this Section 3.3.

4. Security for Obligations. This Agreement and the pledge and security interests granted herein secure the prompt payment, in full in cash, and full performance of, all Obligations, whether for principal, interest, fees, expenses or otherwise, including, without limitation, all Obligations of Grantors now or hereafter existing under the Loan Documents, and all interest that accrues on all or any part of any of the Obligations of Grantors after the filing of any petition or pleading against Grantors, or any of them, or any other Person for a proceeding under any Debtor Relief Law.

5. Further Assurances. Each Grantor agrees that at any time, and from time to time, at its own expense such Grantor will promptly execute, deliver and file or record all further financing statements, instruments and documents, and will take all further actions, including, without limitation, causing the issuers of, or obligors on any of the Pledged Collateral to so execute, deliver, file or take other actions, that may be necessary or desirable, or that Secured Party reasonably may request, in order to perfect and protect any pledge or security interest granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral and to preserve, protect and maintain the Pledged Collateral and the value thereof, including, without limitation, payment of all taxes, assessments and other charges imposed on or relating to the Pledged Collateral. Each Grantor hereby
(a) irrevocably directs the issuers of or obligors on any such Pledged Collateral, or each securities intermediary, registrar, transfer agent or trustee for any such Pledged Collateral, to accept the provisions of this Agreement as conclusive evidence of the right of Secured Party to effect any transfer or exercise any right hereunder or with respect to any such Pledged Collateral, notwithstanding any other notice or direction to the contrary heretofore or hereafter given by such Grantor or any other Person to any of such parties; and (b) covenants and agrees to transfer or reinvest any such Pledged Collateral, immediately upon Secured Party's request, in such manner as may be deemed necessary or desirable by Secured Party to create and perfect, and to continue and preserve, an indefeasible security interest in such Pledged Collateral in favor of Administrative Agent on behalf of Secured Party, or the priority, control and exclusivity thereof, free of all other Liens and claims except as may be permitted by the terms hereof or of the Loan Agreement.

6. Voting Rights; Dividends; etc. So long as no Default or Event of Default under the Loan Agreement occurs and remains continuing:

6.1 Voting Rights. Grantors shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Securities, or any part thereof, for any purpose not inconsistent with the terms of this Agreement, the Loan Agreement, or the other Loan Documents.



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6.2 Interest and Distribution Rights. Grantors shall be entitled to receive and to retain and use any and all interest, premiums or Distributions paid in respect of the Pledged Collateral; provided, however, that any and all such Distributions received in the form of capital stock (or other equity interest) shall be, and the Certificates representing such capital stock (or other equity interest) forthwith shall be delivered to Administrative Agent to hold as, Pledged Collateral and shall, if received by Grantors, be received in trust for the benefit of Secured Party, be segregated from the other property of Grantors, and forthwith be delivered to Administrative Agent for the benefit of Secured Party as Pledged Collateral in the same form as so received (with any necessary endorsements). Notwithstanding the foregoing sentence, Grantors shall not be required to deliver to Administrative Agent to hold as Pledged Collateral any Distributions received in the form of capital stock (or other equity interest), and such Distributions shall not constitute Pledged Collateral, to the extent that (a) such capital stock (or other equity interest) represents an equity interest in a Designated Foreign Subsidiary and (b) Secured Party's receipt of such capital stock (or other equity interest) would cause Secured Party to obtain a pledge pursuant to this Agreement of greater than sixty-five percent (65%) of the applicable equity interest of the applicable Designated Foreign Subsidiary.

7. Rights During Default or Event of Default. When a Default or Event of Default has occurred and is continuing:

7.1 Voting and Distribution Rights. At the option of Secured Party, all rights of Grantors to exercise the voting and other consensual rights which they would otherwise be entitled to exercise pursuant to Section 6.1 above, and to receive the interest, premiums and Distributions which it would otherwise be authorized to receive and retain pursuant to Section 6.2 above, shall cease, and all such rights shall thereupon become vested in Administrative Agent for the benefit of Secured Party who shall thereupon, at the direction of Administrative Agent, have the sole right to exercise such voting and other consensual rights and to receive and to hold as Pledged Collateral such Distributions, provided, however, that Grantors' rights to receive Distributions pursuant to Section 6.2 above shall not cease with respect to, and Secured Party shall not have the right to receive and hold as Pledged Collateral, any Distributions made in respect of the Pledged Collateral in the form of capital stock (or other equity interest), or the Certificates representing such capital stock (or other equity interest), to the extent that (a) such capital stock (or other equity interest) represents an equity interest in a Designated Foreign Subsidiary and (b) Secured Party's receipt of such capital stock (or other equity interest) would cause Secured Party to obtain a pledge pursuant to this Agreement of greater than sixty-five percent (65%) of the applicable equity interest of the applicable Designated Foreign Subsidiary. Administrative Agent shall give notice to Grantors of Secured Party's election to exercise voting rights with respect to the Pledged Collateral; provided, however, that (i) neither the giving of such notice nor the receipt thereof by Grantors shall be a condition to exercise of any rights of Secured Party hereunder, and (ii) neither Administrative Agent nor any Lender shall incur any liability for failing to give such notice.

7.2 Distributions Held in Trust. All Distributions which are received by Grantors contrary to the provisions of this Agreement shall be received in trust for the benefit of Secured Party, shall be segregated from other funds of Grantors, and forthwith shall be paid over to Administrative Agent for the account of Secured Party as Pledged Collateral in the same form as


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so received (with any necessary endorsements).

7.3 Irrevocable Proxy. Grantors hereby jointly and severally revoke all previous proxies with regard to the Pledged Securities and appoints Administrative Agent for the benefit of Secured Party as its proxyholder to attend and vote at any and all meetings of the shareholders (or other equity holders, as applicable) of the corporations (or other entities, as applicable) which issued the Pledged Securities, and any adjournments thereof, held on or after the date of the giving of this proxy and prior to the termination of this proxy and to execute any and all written consents of shareholders (or other equity holders, as applicable) of such corporations (or other entities, as applicable) executed on or after the date of the giving of this proxy and prior to the termination of this proxy, with the same effect as if each Grantor had personally attended the meetings or had personally voted its shares (or other equity interests, as applicable) or had personally signed the written consents; provided, however, that the proxyholder shall have rights hereunder only upon the occurrence and during the continuance of a Default or Event of Default under the Loan Agreement. Grantors hereby jointly and severally authorize Administrative Agent to substitute another Person as the proxyholder and, upon the occurrence or during the continuance of any Event of Default, hereby authorizes and directs the proxyholder to file this proxy and the substitution instrument with the secretary or other appropriate officer of the appropriate corporation or other entity as applicable. This proxy is coupled with an interest and is irrevocable until such time as no commitment to extend credit to Grantors remains outstanding from the Lenders and until such time as all Obligations have been paid and performed in full.

8. Transfers and Other Liens. Grantors agree that, except as specifically permitted under the Loan Documents, they will not (i) sell, assign, exchange, transfer or otherwise dispose of, or contract to sell, assign, exchange, transfer or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral, (ii) create or permit to exist any Lien upon or with respect to any of the Pledged Collateral, except for Permitted Encumbrances and other encumbrances permitted pursuant to the Loan Agreement, or (iii) take any action with respect to the Pledged Collateral which is inconsistent with the provisions or purposes of this Agreement or any other Loan Document.

9. Secured Party Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints Administrative Agent for the benefit of Secured Party as such Grantor's attorney-in-fact, with full authority in the place and stead of such Grantor, and in the name of such Grantor, or otherwise, from time to time, in Secured Party's sole and absolute discretion to do any of the following acts or things:
(a) to do all acts and things and to execute all documents necessary or advisable to perfect and continue perfected the security interests created by this Agreement and to preserve, maintain and protect the Pledged Collateral; (b) to do any and every act which such Grantor is obligated to do under this Agreement; (c) to prepare, sign, file and record, in such Grantor's name, any financing statement covering the Pledged Collateral; and (d) to endorse and transfer the Pledged Collateral upon foreclosure by Secured Party; provided, however, that Administrative Agent shall be under no obligation whatsoever to take any of the foregoing actions, and neither Administrative Agent nor any Lender shall have any liability or responsibility for any act (other than Administrative Agent's or such Lender's own gross negligence or willful misconduct) or omission taken with respect thereto. Each Grantor hereby agrees to repay immediately upon demand all reasonable costs and expenses incurred or expended by Secured Party in exercising any right or


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taking any action under this Agreement, together with interest as provided for in the Loan Agreement.

10. Administrative Agent May Perform Obligations. If any Grantor fails to perform any Obligation contained herein, Administrative Agent for the benefit of Secured Party may, but without any obligation to do so and without notice to or demand upon such Grantor, perform the same and take such other action as Secured Party may deem necessary or desirable to protect the Pledged Collateral or Secured Party's security interests therein, Administrative Agent being hereby authorized (without limiting the general nature of the authority hereinabove conferred) to pay, purchase, contest and compromise any Lien which in the reasonable judgment of Secured Party appears to be prior or superior to Secured Party's security interests, and in exercising any such powers and authority to pay necessary expenses, employ counsel and pay reasonable attorneys' fees. Each Grantor hereby agrees to repay immediately upon demand all sums so expended by Secured Party, together with interest from the date of expenditure at the rates provided for in the Loan Agreement. Neither Administrative Agent nor any Lender shall be under any duty or obligation to preserve, maintain or protect the Pledged Collateral or any of such Grantor's rights or interest therein, exercise any voting rights with respect to the Pledged Collateral, whether a Default or Event of Default has occurred or is continuing, or make or give any notices of default, presentments, demands for performance, notices of nonperformance or dishonor, protests, notices of protest or notice of any other nature whatsoever in connection with the Pledged Collateral on behalf of such Grantor or any other Person having any interest therein; and neither Administrative Agent nor any Lender assumes and none shall be obligated to perform the obligations of such Grantor, if any, with respect to the Pledged Collateral.

11. Reasonable Care. So long as Administrative Agent exercises reasonable care with respect to any Pledged Collateral in its possession, custody or control, Administrative Agent shall have no liability for any loss of or damage to such Pledged Collateral, and in no event shall Administrative Agent have liability for any diminution in value of Pledged Collateral occasioned by economic or market conditions or events. Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially similar to that which Administrative Agent accords its own property, it being understood that Administrative Agent shall not have any responsibility for ascertaining or taking action with respect to maturities, calls, conversions, exchanges, tenders or other matters relative to any Pledged Collateral, whether or not Administrative Agent has or is deemed to have knowledge of such matters, or taking any necessary steps to preserve rights against any Person with respect to any Pledged Collateral.

12. Events of Default and Remedies.

12.1 Rights Upon Event of Default. Upon the occurrence and during the continuance of an Event of Default under the Loan Agreement, Grantors shall be in default hereunder and Secured Party shall have in any jurisdiction where enforcement is sought, in addition to all other rights and remedies that Secured Party may have under this Agreement and under applicable Law or in equity, all of its rights and remedies as a secured party under the Uniform Commercial Code as enacted in any such jurisdiction, and in addition the following rights and remedies, all of which may be exercised with or without further notice to
Grantors:


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(a) to notify any Issuer of any Pledged Securities and any and all other obligors on any Pledged Collateral that the same has been pledged to Administrative Agent for the benefit of Secured Party and that all Distributions and other payments thereon are to be made directly and exclusively to Administrative Agent for the account of Secured Party; to renew, extend, modify, amend, accelerate, accept partial payments on, make allowances and adjustments and issue credits with respect to, release, settle, compromise, compound, collect or otherwise liquidate, on terms acceptable to Secured Party, in whole or in part, the Pledged Collateral and any amounts owing thereon or any guaranty or security therefor; to enter into any other agreement relating to or affecting the Pledged Collateral; and to give all consents, waivers and ratifications with respect to the Pledged Collateral and exercise all other rights (including voting rights), powers and remedies and otherwise act with respect thereto as if Secured Party were the owner thereof;

(b) to enforce payment and prosecute any action or proceeding with respect to any and all of the Pledged Collateral and take or bring, in Secured Party's name(s) or in the name of Grantors, all steps, actions, suits or proceedings deemed by Secured Party necessary or desirable to effect collection of or to realize upon the Pledged Collateral;

(c) in accordance with applicable Law, to take possession of the Pledged Collateral with or without judicial process;

(d) to endorse, in the name of Grantors, all checks, notes, drafts, money orders, instruments and other evidences of payment relating to the Pledged Collateral;

(e) to transfer any or all of the Pledged Collateral into the name of Secured Party or its nominee or nominees; and

(6) in accordance with applicable Law, to foreclose the Liens and security interests created under this Agreement or under any other agreement relating to the Pledged Collateral by any available judicial procedure or without judicial process, and to sell, assign or otherwise dispose of the Pledged Collateral or any part thereof, either at public or private sale or at any broker's board or securities exchange, in lots or in bulk, for cash, on credit or on future delivery, or otherwise, with or without representations or warranties, and upon such terms as shall be acceptable to Secured Party;

all at the sole option of and in the sole discretion of Secured Party.

12.2 Notice of Sale. Secured Party shall give Grantors at least ten (10) days' written notice of sale of all or any part of the Pledged Collateral. Any sale of the Pledged Collateral shall be held at such time or times and at such place or places as Secured Party may determine in the exercise of its sole and absolute discretion. Secured Party may bid (which bid may be, in whole or in part, in the form of cancellation of Obligations) for and purchase for the account of Secured Party or any nominee of Secured Party the whole or any part of the Pledged Collateral. Secured Party shall not be obligated to make any sale of the Pledged Collateral if it shall determine not to do so regardless of the fact that notice of sale of the Pledged Collateral may have been given. Secured Party may, without notice or publication, adjourn the sale from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.



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12.3 Private Sales. Upon the occurrence and during the continuance of an Event of Default under the Loan Agreement, whether or not any of the Pledged Collateral has been effectively registered under the Securities Act of 1933, as amended, or other applicable Laws, Secured Party may, in its sole and absolute discretion, sell all or any part of the Pledged Collateral at private sale in such manner and under such circumstances as Secured Party may deem necessary or advisable in order that the sale may be lawfully conducted. Without limiting the foregoing, Secured Party may (i) approach and negotiate with a limited number of potential purchasers, and (ii) restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Pledged Collateral for their own account for investment and not with a view to the distribution or resale thereof. In the event that any of the Pledged Collateral is sold at private sale, each Grantor agrees that if the Pledged Collateral is sold for a price which Secured Party in good faith believes to be reasonable, then, (A) the sale shall be deemed to be commercially reasonable in all respects, (B) such Grantor shall not be entitled to a credit against the Obligations in an amount in excess of the purchase price, and (C) Secured Party shall not incur any liability or responsibility to such Grantor in connection therewith, notwithstanding the possibility that a substantially higher price might have been realized at a public sale. Grantors recognize that a ready market may not exist for Pledged Collateral which is not regularly traded on a recognized securities exchange or in another recognized market, and that a sale by Secured Party of any such Pledged Collateral for an amount substantially less than a pro rata share of the fair market value of such Issuer's assets minus liabilities may be commercially reasonable in view of the difficulties that may be encountered in attempting to sell a large amount of Pledged Collateral or Pledged Collateral that is privately traded.

12.4 Title of Purchasers. Upon consummation of any sale of Pledged Collateral pursuant to this Section 12, Administrative Agent on behalf of Secured Party shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Pledged Collateral so sold. Each such purchaser at any such sale shall hold the Pledged Collateral sold absolutely free from any claim or right on the part of Grantors, and each Grantor hereby waives (to the extent permitted by applicable Law) all rights of redemption, stay and appraisal which it now has or may at any time in the future have under any rule of Law or statute now existing or hereafter enacted. If the sale of all or any part of the Pledged Collateral is made on credit or for future delivery, Secured Party shall not be required to apply any portion of the sale price to the Obligations until such amount actually is received by Secured Party, and any Pledged Collateral so sold may be retained by Secured Party until the sale price is paid in full by the purchaser or purchasers thereof. Secured Party shall not incur any liability in case any such purchaser or purchasers shall fail to pay for the Pledged Collateral so sold, and, in case of any such failure, the Pledged Collateral may be sold again upon like notice.

12.5 Disposition of Proceeds of Sale. The net cash proceeds resulting from the collection, liquidation, sale or other disposition of the Pledged Collateral shall be applied, first, to the reasonable costs and expenses (including reasonable attorneys' fees) of retaking, holding, storing, processing and preparing for sale, selling, collecting and liquidating the Pledged Collateral, and the like; second, to the satisfaction of all Obligations, with application as to any particular Obligations to be in the order set forth in the Loan Agreement or other Loan Documents; and, third, to all other indebtedness secured hereby in such order and manner as Secured Party in its sole and absolute discretion may determine.

13. Continuing Effect. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Grantors for liquidation or reorganization, should Grantors become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of Grantors' assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by Administrative Agent or any Lender, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

14. Covenant Not to Issue Uncertificated Securities. Grantors jointly and severally represent and warrant to Secured Party that all of the capital stock (or other equity interests) of each of the Issuers is in certificated form (as contemplated by Article 8 of the California Uniform Commercial Code), and covenant to Secured Party that they will not cause or permit any Issuer to issue any capital stock (or other equity interest) in uncertificated form or seek to convert all or any part of its existing capital stock (or other equity interest) into uncertificated form (as contemplated by Article 8 of the California Uniform Commercial Code). The foregoing representations, warranties and covenants shall survive the execution and delivery of this Agreement.

15. Covenant Not to Dilute Interests of Secured Party in Pledged Securities. Grantors jointly and severally represent, warrant and covenant to Secured Party that they will not at any time cause or permit any Issuer to issue any additional capital stock (or other equity interest), or any warrants, options or other rights to acquire any additional capital stock (or other equity interest), if the effect thereof would be to dilute in any way the interests of Secured Party in any Pledged Securities or in any Issuer.

16. Indemnity. Grantors jointly and severally agree to indemnify and hold harmless Secured Party, and each of them, from and against any and all claims, demands, losses, judgments and liabilities (including without limitation liabilities for penalties) of whatsoever kind or nature, and to reimburse Secured Party for all costs and expenses, including without limitation reasonable attorneys' fees and expenses and/or costs and expenses associated with, arising out of or in connection with this Agreement or the exercise by Secured Party of any right or remedy granted to it hereunder or under the other Loan Documents other than arising from the gross negligence or willful misconduct of Secured Party. In no event shall Secured Party be liable for any matter or thing in connection with this Agreement other than to account for monies actually received by it in accordance with the terms hereof. If and to the extent that the agreements of Grantors under this Section 16 are unenforceable for any reason, Grantors hereby agree to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable Law.

17. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same agreement.

19. Additional Powers and Authorization. The Administrative Agent has been appointed as the Administrative Agent hereunder pursuant to the Loan

Agreement and shall be entitled to the benefits of the Loan Agreement and the other Loan Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may employ agents, trustees, or attorneys-in-fact and may vest any of them with any Property (including, without limitation, the Pledged Collateral), title, right or power deemed necessary for the purposes of such appointment.

20. WAIVER OF JURY TRIAL. EACH GRANTOR AND SECURED PARTY EXPRESSLY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED OR INCIDENTAL TO THIS AGREEMENT, THE LOAN AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH GRANTOR AND SECURED PARTY AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY ARE WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT, THE LOAN AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, THE LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

                IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed as of the date first above written.

 ACCEPTED AND AGREED                                           "Grantors"
 AS OF THE DATE FIRST
 ABOVE WRITTEN:                                                JAKKS PACIFIC, INC.
                                                               FLYING COLORS TOYS, INC.
 "Secured Party"                                               ROAD CHAMPS, INC.
                                                               JAKKS ACQUISITION CORP.
 BANK OF AMERICA, N.A.,                                        PENTECH INTERNATIONAL INC.
 as Administrative Agent
 for the Lenders
                                                               By: /s/ JOEL M. BENNETT
 By: /s/ DAVID J. STASSEL                                         ----------------------------
    -----------------------------                                 Joel M. Bennett

                                                               Title: Exec. V.P./C.F.O.
 David J. Stassel, V.P.                                               -------------------------
 --------------------------------                                     of each of the foregoing
      [Printed name and title]


                                   SCHEDULE I

                          CLOSING DATE EQUITY INTERESTS

                            DOMESTIC EQUITY INTERESTS

-------------------------------------------------------------------------------------------------------------------
 Issuer of Capital Stock                                         Class of   Certificate    Number     Percentage of
or Other Equity Interest                Shareholder              Interest      No(s).    of Shares      Ownership
-------------------------------------------------------------------------------------------------------------------
Berk Corporation                    JAKKS Pacific, Inc.        Corporation       6         5,000           100%

Flying Colors Toys, Inc.            JAKKS Pacific, Inc.        Corporation      160        23,825          100%

JAKKS Acquisition Corp.             JAKKS Pacific, Inc.        Corporation       2          200            100%

JP Ferrero Parkway, Inc.            JAKKS Pacific, Inc.        Corporation       1          100            100%

J-X Enterprises, Inc.               JAKKS Pacific, Inc.        Corporation       2          200            100%

Pentech Cosmetics, Inc.         Pentech International Inc.     Corporation       3          200            100%

Pentech International, Inc.         JAKKS Pacific, Inc.        Corporation     P-X-2         10            100%

Pentech-Mon Ami, Inc.           Pentech International Inc.     Corporation       2          200            100%

Road Champs, Inc.                 JAKKS Acquisition Corp.      Corporation       2          100            100%

Sawdust Pencil Co.              Pentech International Inc.     Corporation       3          200            100%

-------------------------------------------------------------------------------------------------------------
                                          FOREIGN EQUITY INTERESTS
-------------------------------------------------------------------------------------------------------------
 Issuer of Capital Stock                               Class of   Certificate  Number of    Percentage of
or Other Equity Interest         Shareholder           Interest      No(s).      Shares       Ownership
-------------------------------------------------------------------------------------------------------------


JAKKS Pacific (H.K.)         JAKKS Pacific, Inc.      Hong Kong                   650            65%
Limited                                              Corporation

Road Champs Limited           Road Champs, Inc.       Hong Kong                   195            65%
                                                     Corporation

Flying Colors Toys (HK)      JAKKS Pacific, Inc.      Hong Kong                   650            65%
Limited                                              Corporation

JP (HK) Limited              JAKKS Pacific, Inc.      Hong Kong                   650            65%
                                                     Corporation